Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 31, 2025 by and between CorMedix Inc., a Delaware corporation (the “Company”), and Dr. Matt David (“Executive”). Each of the Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

TERMS

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1. Employment.

(a) Services. Effective as of August 31, 2025 (the “Commencement Date”), Executive will cease serving as the Company’s Executive Vice President and Chief Financial Officer and begin serving as the Company’s Executive Vice President and Chief Business Officer. Executive will report directly to, and be subject to the supervision of, the Company’s Chief Executive Officer (the “CEO”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Executive Vice President and Chief Business Officer and shall perform customary and appropriate duties as may otherwise be reasonably assigned to the Executive from time to time by the CEO. Executive acknowledges and agrees that the Company may cause Executive’s employer to be a directly or indirectly wholly-owned subsidiary of the Company (including, without limitation, Melinta Subsidiary Corp.), in which case, the Company may cause all compensation and benefits provided hereunder to be provided by such subsidiary, provided, however that the Company shall continue to be liable for all of the Company’s obligations under this Agreement.

(b) Acceptance. Executive hereby accepts such employment subject to the terms of this Agreement.

2. Term.

The duration of employment under this Agreement shall commence on the Commencement Date and shall continue for a term of three (3) years thereafter, unless sooner terminated pursuant to Section 8 (such three-year period referred to herein as the “Initial Term”); provided, however, that on the expiration of the Term, the Term shall be extended automatically for additional, successive one (1)-year periods (such extended periods referred to herein as the “Extended Term”), unless one Party shall notify the other in writing at least ninety (90) days before the initial expiration of the Initial Term or the expiration of any successive one (1)-year period during the Extended Term that this Agreement shall not be so extended after such expiry (a “Notice of Nonrenewal”). The Initial Term and the Extended Term collectively shall be referred to herein as the “Term.” Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 6, 9, 10, 11, 12, and 13 shall survive the expiration or termination hereof.

3. Duties; Place of Performance.

(a) Duties. Except as otherwise set forth in this Section 3(a), Executive (i) shall devote all of his business time, attention and energies to the business and affairs of the Company, shall use his best efforts to advance the interests of the Company, and shall perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business; and (ii) shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company. With the advance written consent of the Company’s Board of Directors (the “Board”), Executive may serve as a director of, or on the advisory committee of, other pharmaceutical and life science companies. Approval for any such business activity shall not be unreasonably withheld by the Board, so long as the activity is not competitive with the business of the Company and does not interfere with the performance of Executive’s duties hereunder.

(b) Place of Performance. The duties to be performed by Executive hereunder shall be performed primarily at the executive offices of the Company in Berkeley Heights, New Jersey, or wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate.

4. Compensation.

As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:

(a) Base Salary. During the Initial Term, the Company shall pay Executive an annual base salary of $423,833 (as it may be increased from time to time as provided hereunder, the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. At the same time as base salaries are reviewed for other senior executives of the Company, the Board, or its Compensation Committee, shall review the Base Salary to determine whether an increase in the amount thereof is warranted in its sole discretion. The Base Salary will not be decreased unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary; and (ii) Executive’s Base Salary reduction is no greater than ten percent (10%) .

(b) Annual Bonus. Subject to the following provisions of this Section 4(b), Executive shall be eligible for an annual bonus, less applicable withholdings and deductions, based upon a target amount of forty five percent (45%) of the Base Salary then in effect, as determined by the Board (or its Compensation Committee) in good faith based upon the achievement, during the year in question, of corporate objectives for the Company as a whole established by the Board (or its Compensation Committee) and such other factors as the Board (or its Compensation Committee) deems appropriate. Executive must be employed by the Company through December 31 of a given year in order to be eligible to earn the annual bonus for such year. The annual bonus for a given year will be paid no later than March 15 of the year following the year to which it relates.

(c) Equity Grants.

(i) Annual Equity Grants. Executive shall be eligible to receive equity grants pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) or any successor thereto commencing in 2026 (the “Awards”), and such Awards shall be subject to the terms and conditions of the Stock Incentive Plan and shall be further subject to the terms of the applicable award agreement, in substantially the form attached to this Agreement as Exhibit C. Any such grants shall be determined in the sole discretion of the CEO, the Board or its compensation committee. For the avoidance of doubt, nothing herein shall entitle Executive to any specific award or any specific terms or conditions in any year.

(d) Withholding. The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(e) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

(f) Other Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’ s consent.

(g) Vacation. Executive shall be entitled to a vacation up to four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by the Company and reasonable periods of paid personal and sick leave. All such paid time off shall accrue and be used in accordance with the Company’s established policies and procedures.

5. Confidential Information and Inventions.

(a) Confidential Information; Non-Disclosure and Non-Use. Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by, or received by or on behalf of the Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except in connection with the execution of Executive’s duties to the Company.

(b) Return of Property. Upon request during employment and immediately at the termination of his employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, phone system or voicemail service provided by the Company for the use of its employees. Notwithstanding the foregoing, Executive may retain his address book to the extent it only contains contact information.

(c) Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to Executive’s knowledge to maintain the confidentiality of the information. The restrictions in Section 5(a) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company prompt notice to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit Executive, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process. The protections contained in the preceding sentence apply to prior, current and future conduct.

(d) Notice Of Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. Pursuant to the Federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(e) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 5(e) shall not apply to Inventions which are not related to the business of the Company and which are made and conceived by Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(e).

(f) Further Actions and Assistance. Executive agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to the Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this Section 5(f).

(g) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Exhibit A to this Agreement.

(h) Disclosure. Executive agrees that he will promptly disclose to the Company all Inventions initiated, made, conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(i) Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information. Executive agrees that, during the Term and the twelve (12) month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business involving the development or commercialization of a preventive anti-infective product that would be a competitor of Neutrolin or a product containing taurolodine or any other product being actively developed or produced by the Company as of the date of Executive’s termination of employment (the “Business of Company”), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, in any capacity that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services substantially similar to those performed for the benefit of the Company during the Term, anywhere in the world, provided, however, that nothing shall prohibit Executive from performing executive duties for any Person that does not engage in the Business of Company. Executive acknowledges that, due to the unique nature of the Business of the Company, the Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; or being a passive investor holding less than four percent (4%) of a private equity, venture capital or other commingled fund; and further notwithstanding the foregoing, nothing contained in this Section 6(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment with or provision of services to the Division.

(b) Reasonableness of Restriction. Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) is reasonable with respect to its duration, geographic area and scope. In addition, Executive acknowledges that the Company engages in the Business of Company throughout the world, and Executive has been involved in the Business of the Company in that geographic area. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c) Non-Solicitation. During the Term and the applicable Termination Restriction Period (as defined below), Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity, without the prior written consent of the Company:

(i) solicit or induce any employee, consultant or independent contractor of the Company or any of its affiliates to leave the employ of (or end a contracting relationship with) the Company or any affiliate; or hire for any competitive purpose any employee consultant or independent contractor of the Company; or hire any former employee who has left the employment of the Company or any affiliate of the Company within six (6) months of the termination of such employee’s employment with the Company or any such affiliate for any competitive purpose; or hire any former consultant or independent contractor who has ended his or her consultancy or contracting relationship with the Company or any affiliate of the Company within six (6) months of the end of such consultancy or contracting relationship for any competitive purpose; or hire any former employee of the Company in knowing violation of such employee’s non-competition agreement with the Company or any such affiliate; or (ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of the Company which was served by the Company during the twelve (12) -month period prior to the termination of Executive’s employment with the Company; or induce, encourage, or attempt to induce or encourage any client or customer of the Company which was served by the Company during the twelve (12) -month period prior to the termination of Executive’s employment with the Company to reduce, limit, or cancel its business with the Company.

For clarity, the foregoing shall not be violated by general advertising, by serving as a reference upon request or by actions taken in the good faith performance of Executive’s duties to the Company.

(d) Non-Disparagement. Executive agrees that he shall not, directly or indirectly disparage, whether or not truthfully, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder (provided Executive has had material dealings with such shareholder) of the Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Upon Executive’s termination of employment, the Company shall direct its senior officers and directors not to directly or indirectly disparage, whether or not truthfully, the name or reputation of Executive. Notwithstanding this Section 6(d), nothing contained herein shall apply to statements made by Executive or the Company (x) in the course of their responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others, (y) as part of any judicial, administrative or other legal action or proceeding, or (z) in rebuttal of false or misleading statements by others, and nothing shall be construed to limit or impair the ability of Executive or the Company to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law. These non-disparagement obligations will cease to apply two (2) years after Executive’s termination of employment.

(e) Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 5 or this Section 6, then, in addition to any other rights the Company may have, it shall be entitled to seek injunctive relief to enforce such provisions. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available to it nor shall the Company be required to post a bond.

(f) Remedies Cumulative; Judicial Modification. Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties.

(a) By Executive. Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third Party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(iv) Executive has no knowledge of information that would cause the Company not to receive satisfactory results of Executive’s California background check, as determined in good faith by the Company’s Board of Directors.

(b) By The Company. The Company hereby represents and warrants to Executive that the Company has the full right and power to enter and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

8. Termination.

(a) Cause. Executive’s employment hereunder may be terminated by the Company immediately for Cause. Any of the following actions by Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement (other than as a result of Executive’s mental incapacity or illness, as confirmed by medical evidence provided by a physician selected by the Company);

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates (other than acts that were performed in a good faith attempt to advance the business interests of the Company);

(iii) Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) The Executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a);

(v) The good faith determination by the Board, after a reasonable and good-faith investigation by the Company that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi) Any material misappropriation or embezzlement by Executive of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or (vii) Breach by Executive of any material provision of this Agreement that is materially injurious to the Company.

Notwithstanding the foregoing, in no event shall Cause exist unless the Company’s Board has made a formal determination of Cause by majority vote and provided Executive with ten (10) days advance notice followed by the right to be heard in front of the entire Board followed by a second majority vote finding that Cause still exists. Such meeting of the Board can occur in person or via teleconference. If the circumstances surrounding Cause are reasonably curable, then the Executive shall have the right to cure those circumstances over the next twenty (20) days. If the circumstances are not curable or if those circumstances still exist after the cure period has expired, then (and only then) shall Cause be deemed to exist for purposes of this Agreement.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability. The Company may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below) while Executive is so Disabled. For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred if the Executive has not been able to perform his material duties for one hundred eighty (180) days in a three hundred sixty five (365) day period.

(d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” (as defined below) pursuant to the procedures set forth in this Section 8(d). In order for Executive to resign for Good Reason, Executive must provide written notice to the Board of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition. If so remedied, Executive may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term “Good Reason” shall mean any of the following occurring without the Executive’s consent:

(i) any material breach of this Agreement by the Company;

(ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority (it being understood that the change in Executive’s title hereunder from Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Business Officer shall not constitute a violation of this Section  8(d)(ii));

(iii) a reduction in Executive’s annual Base Salary unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary and/or total compensation reduction is no greater than ten percent (10%); or

(iv) a reduction in Executive’s target bonus level unless: (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction related to target bonus levels; and (ii) Executive’s target bonus level reduction is no greater than ten percent (10%).

(e) Convenience. Either Party may terminate Executive’s employment hereunder for any reason or no reason at any time upon sixty (60) days written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party pursuant to the terms of Section 2.

9. Compensation upon Termination.

In the event Executive’s employment is terminated, the Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company, along with any reimbursable business expenses subject to Company policy and any amounts due under any benefit plan or program in accordance with its terms (together, the “Accrued Compensation”). Except for the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:

(a) Death or Disability. If Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to Executive or to Executive’s estate, as applicable, the Accrued Compensation. In addition, Executive shall receive the bonus due for any completed fiscal year to the extent that such bonus has not yet been paid (including timing of payment, the “Prior Year Bonus”).

(b) Cause. If Executive’s employment is terminated by the Company for Cause, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law. All outstanding Awards that are granted on or after the Commencement Date, whether or not vested, shall be forfeited to the Company as of such date.

(c) Other than for Cause, Non-Renewal, Death or Disability. If the Company terminates Executive’s employment, other than as a result of Executive’s death or Disability, other than by Notice of Nonrenewal and other than for Cause, or if Executive terminates Executive’s employment for Good Reason, then conditioned upon Executive executing and not revoking a Release (as defined below) following such termination, the Company will provide to Executive the following separation benefits:

(i) Payment of the Accrued Compensation and Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law,

(ii) Payment to Executive of an amount equal to nine (9) months of his Base Salary, which shall be paid over a period of nine (9) months following the termination date,

(iii) Payment to Executive of a prorated annual bonus for the year in which the termination date occurs, based on the actual achievement of the objectives referenced in Section 4(b). The prorated bonus will be calculated as the annual bonus based on performance, multiplied by a fraction, the numerator of which is the number of days preceding the termination date in the year of termination and the denominator of which is three hundred sixty five (365) (the “Prorated Bonus”).

(iv) If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary payments under Section 9(c)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A of the Code, and

(v) All Awards that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date; provided that, for the avoidance of doubt, any performance based Awards whose vesting requirements have not been successfully met as of the date of Executive’s termination of employment or resignation with Good Reason will not accelerate.

The separation benefits set forth above are conditioned upon Executive executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in substantially the form attached hereto as Exhibit B (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 9(c)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Internal Revenue Code Section 409A, may begin the payments earlier. The Prorated Bonus described in Section 9(c)(iii) above shall be paid at the date on which the annual bonus would have been paid had Executive continued in employment, and the COBRA payments Section 9(c)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences.

(d) By Notice of Non-Renewal; Termination without Good Reason. If, pursuant to Section 8(e), Executive terminates his employment hereunder by written notice of termination without Good Reason or if either Party terminates Executive’s employment by providing a Notice of Nonrenewal to the other Party, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, the Prior Year’s Bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

(e) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9, except as required by law or the terms of another employee plan, program or arrangement covering him. Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefor, he shall resign from any board, organization or foundation wherein Executive sits or belongs as a representative of the Company. Notwithstanding anything herein to the contrary, the payments made pursuant to Section 9 and Section 10 shall be reduced by any amounts paid or required to be paid to Executive by the Company (or any of its subsidiaries) pursuant to any applicable federal, state and local statute or regulation that relates to notice, severance or separation benefits, including but not limited to the Worker Adjustment Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS 65/1 et seq.), the Millvale Dallas Airmotive Plant Job Loss Notification Act (N.J. Stat. § 34:21-1 et seq.), and any other state or local statute concerning notice, severance, or separation benefits during any notice or similar period required by such statutes or regulations (or any payment in lieu of such notice).

(f) The obligations of the Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Corporate Transaction.

(a) Corporate Transaction Defined. The term “Corporate Transaction” shall have the same meaning as defined in the Company’s 2019 Omnibus Stock Incentive Plan, as in effect on the date of this Agreement.

(b) Consequence upon Executive’s Termination Without Cause or Executive’s Resignation With Good Reason. Upon Executive’s termination of employment without Cause or Executive’s resignation of employment with Good Reason within twenty-four (24) months after a Corporate Transaction, the Company shall provide Executive the following separation benefits:

(i) Payment of the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law,

(ii) Payment to Executive of an amount equal to nine (9) months of his Base Salary and full target bonus as in effect for the year of termination, which shall be paid over a period of nine (9) months following the termination date,

(iii) Payment to Executive of the Prorated Bonus,

(iv) If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary and bonus payments under Section 9(c)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A of the Code, and

(v) All unvested Awards held by Executive shall be accelerated and deemed to have vested as of the date of the Executive’s termination of employment.

The separation benefits set forth above are conditioned upon Executive executing a Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary and bonus continuation described in Section 10(b)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with “Section 409A” (defined below), may begin the payments earlier. The Prorated Bonus described in Section 10(b)(iii) above shall be paid at the date on which the bonus would have been paid had Executive continued in employment, and the COBRA payments described in Section 10 (b)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences.

(c) Potential Adjustments due to Tax Implications. Notwithstanding anything in this Agreement or any other agreement between Executive and the Company to the contrary, but subject to this Section 10(c), the Company will effectuate the acceleration contemplated under Section 10(b) and will make the payments and other acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Code would limit or preclude the deductibility of such payments or benefits. However, if reducing or eliminating any payment and/or other benefit would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Executive may specify at the applicable time if permitted to do so without violation of Internal Revenue Code Sections 280G, 409A and 4999) to the extent necessary to maximize such Total After-Tax Payments:

(i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any equity awards) and (ii) second, by reducing or eliminating the vesting of equity awards that occurs as a result of a Corporate Transaction or other event covered by Section 280G of the Code in reverse order of vesting and with grants whose parachute value is calculated without regard to Treasury Regulations 280G-1 Q&A 24(c) being reduced prior to those subject to Q&A 24(c).

The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be, with interest at the applicable federal rate under the Code. The term “Total After Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The cost of the accountant shall be paid by the Company and the accountant shall deliver to the parties its calculations in a form that can be relied upon for filing of tax returns. The calculations made pursuant to this section shall be made by allocating the full summary compensation table value (from the latest filed proxy) or an estimate thereof of the Executive’s annual total compensation to the noncompete set forth in this Agreement.

11. Indemnification.

The Company shall defend and indemnify Executive regard to his capacities with the Company, its affiliates and its benefit plans to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors and officers liability insurance coverage and including such provisions in the Company’s bylaws or certificate of incorporation, as applicable and customary. Executive shall be designated as a named insured on such directors and officers liability insurance policy. Executive’s rights to, and the Company’s obligation to provide, indemnification shall survive termination of this Agreement. Nothing herein shall limit any right that Executive may have in respect of indemnification, contribution, advancement, or liability insurance coverage, under any other Company contract or under applicable law.

12. Compliance with Code Section 409A.

(a) Intent of the Parties. The intent of the Parties is that the payments, compensation and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, in this connection, the Agreement shall be interpreted to be exempt or in compliance with Section 409A. Further, if any benefit or payment payable under this Agreement is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(b) Potential Delay of Payment(s) and Adjustments. For the avoidance of doubt, the Parties intend that payments of the separation benefits set forth in Section 9 and Section 10 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If any payment, compensation or other benefit provided to Executive in connection with his separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date or his earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 9 and Section 10 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A.

(d) Installments; Year of Payment. If any payment, compensation or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. In no event may Executive designate the year of payment of a benefit under this Agreement, except in accordance with Section 409A.

13. Miscellaneous.

(a) Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of Delaware, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

(b) Company Policies. All incentive compensation under this Agreement shall be subject to the terms of any clawback, recoupment or other policies approved by the Board and applicable to executive officers of the Company.

(c) Personal Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN UNION COUNTY, NEW JERSEY, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AS WELL AS ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

(d) Service of Process. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND TO THE ADDRESS SPECIFIED IN SECTION 13(i) OF THIS AGREEMENT.

(e) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and to an assignee who assumes such obligations by law or in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(g) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(h) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(i) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at the Company’s principal executive officers in the case of the Company and at the latest address of the Executive on the books of the Company in the case of the Executive; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof.

(k) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(l) Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(m) Severability. In addition to, and not in conflict with, the provisions of Sections 6(b) and 6(f), the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(n) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. THE PARTIES HEREBY WAIVE ANY RIGHT TO RAISE ANY DEFENSE OR WAIVER BASED UPON EXECUTION OF THIS AGREEMENT BY MEANS OF ELECTRONIC SIGNATURES IN ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

Signature page follows.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth above.

CORMEDIX INC.		EXECUTIVE

/s/ Joseph Todisco		/s/ Matt David
Name:	Joseph Todisco	Dr. Matt David
Title:	Chief Executive Officer

Date: August 31, 2025		Date: August 31, 2025

[Signature Page to M. David Employment Agreement]

EXHIBIT A

PRIOR INVENTIONS

None.

A-1

EXHIBIT B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the severance benefits provided under Section 9 or Section 10 of my Executive Employment Agreement, dated August 31, 2025, with CorMedix Inc., other than any Accrued Compensation (as defined therein) (such benefits, the “Severance Benefits,” such corporation, the “Company” and, together with its current and future subsidiaries, the “Company Group” and, such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Dr. Matt David, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each member of the Company Group (including any co-employer of any member of the Company Group) and each of their successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date I execute this Release which I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any retirement or other employee benefit plan of the Company Parties (other than any severance or similar plan or policy)), each as may be amended from time to time, and all other federal, state, and local laws, the common law or constitution of any jurisdiction. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, including any and all claims arising under the New Jersey Law Against Discrimination (NJLAD) (with respect to existing but not prospective claims), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Employee Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers’ Compensation Law (NJWCL), all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, all of which I also hereby expressly waive.

I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims arising prior to the date hereof which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims relating to: (i) my rights under Section 9 and Section 10 of my Employment Agreement, (ii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my right to elect COBRA continuation coverage), including any claims pursuant to any award of equity in any member of the Company Group, or due to my status as an equityholder in any member of the Company Group, including pursuant to the governing documents thereof; (iii) any claims that cannot be waived by law or that arise after the date I execute this Agreement; or (iv) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, such program or policy, applicable law, the Company’s by-laws or otherwise.

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company or receiving prior authorization from the Company, from (i) speaking with law enforcement, my attorney, the attorney general, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, in each case, I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law. The protections contained in this paragraph apply to prior, current and future conduct.

I acknowledge and agree that as of the date I execute this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.

By signing below, I represent and warrant to the Company that (i) prior to the date I execute this Release, I have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that I observed, suspected or became aware of during the course of my employment or, if no such written disclosure was provided, that I have not observed, suspected or become aware of any such behavior or violations and (ii) I have complied with all laws and Company policies in respect of my employment with the Company.

I expressly acknowledge and agree that I:

▪ Am able to read the language, and understand the meaning and effect, of this Release;

▪ Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

▪ Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had against the Company Parties, and because of my execution of this Release;

▪ Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

▪ Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

▪ Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

▪ Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company Group or any of its representatives;

[1]	To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

▪ Am hereby advised to consult with my attorney regarding the terms and effect of this Release; and

▪ Have signed this Release knowingly and voluntarily.

Except as otherwise provided in this Release and to the maximum extent permitted by law, I represent and warrant that I have not previously filed, and I agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge or lawsuit, I agree that I shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge or lawsuit.

I hereby agree to waive any and all claims to re-employment with the Company or any of its direct or indirect parent(s) or subsidiaries and affirmatively agree not to seek further employment with the Company or any of its direct or indirect parent(s) or subsidiaries. I acknowledge that if I re-apply for or seek employment with the Company or any of its direct or indirect parent(s) or subsidiaries, the refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of my execution of this Release (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to Beth Zelnick Kaufman (the “Company Representative”), Executive Vice President, Chief Legal Officer and Corporate Secretary, by email (bzkaufman@cormedix.com), or by other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign)). To be effective, such revocation must be received by the Company Representative no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed prior to the Release Expiration Date and I do not revoke it during the Revocation Period, the date on which this Release is executed and delivered to the Company Representative shall be its effective date. In the event that I fail to execute and deliver this Release prior to the Release Expiration Date or, if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the me nor the Company nor any of the Company Parties will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SUSSEX COUNTY, DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

* * *

I, Dr. Matt David, have executed this Release of Claims on the date set forth below:

Dr. Matt David

Date:	[To Be Executed Following
Termination of Employment]

EXHIBIT C

FORM OF AWARD AGREEMENT

(See attached.)

CORMEDIX INC.
amended and restated
2019 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into between CorMedix Inc. (the “Company”) and Dr. Matt David (the “Grantee”), effective as of [●] (the “Date of Grant”). This Agreement sets forth the terms and conditions associated with the Company’s award to the Grantee of restricted stock units payable, as described below, in shares of Common Stock from the Company, pursuant to the Company’s Amended and Restated 2019 Omnibus Stock Incentive Plan (as may be amended from time to time, the “Plan”) for the number of Units (as defined below) set forth below (collectively, the “Award”). Capitalized terms used herein, which are not otherwise defined herein will have the meanings ascribed to them under the Plan.

NOW, THEREFORE, in consideration of the foregoing and the Grantee’s continued provision of valuable services to the Company, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Units. Effective as of the Date of Grant, the Company hereby grants to the Grantee [●] Restricted Stock Units (the “Units”), each of which shall represent the right of the Grantee to receive a share (“Share”) of Common Stock that will be delivered to the Grantee pursuant to this Agreement if and when such Unit becomes vested in accordance with this Agreement. The Units represent hypothetical Shares and not actual Shares. The Company shall establish and maintain a Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Units granted to the Grantee. The Units are subject to the vesting, payment, and other provisions of this Agreement and the Plan.

2. Vesting. Subject to the Grantee remaining in Continuous Service through the applicable vesting dates, the Units shall vest over four (4) years in four (4) approximately equal full share installments with the first vest occurring on the Date of Grant, provided that vesting may accelerate or cease as provided in this Agreement or in the Plan (or as otherwise provided in an employment agreement or other written agreement by and between the Grantee and the Company). Vesting of the Units shall be cumulative, and will represent 100% of the Units.

3. Effect of Termination of Continuous Service.

(a) In the event of the termination of the Grantee’s Continuous Service, all Units that are not vested will be immediately and automatically forfeited, except as provided in Sections 3(b) and 4 below or as otherwise provided in an employment agreement or other written agreement by and between the Grantee and the Company.

(b) In the event that Grantee’s Continuous Service is terminated by the Company (other than for Cause or on account of Grantee’s death or Disability) or by the Grantee for Good Reason (as defined in Grantee’s employment agreement with the Company), then, conditioned upon Grantee executing and not revoking a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form reasonably acceptable to the Company that becomes effective by its terms on or prior to the sixtieth (60) day following such termination, all then-unvested Units that would have vested during the twelve (12) months immediately following the date on which Grantee’s Continuous Service was terminated had such termination not occurred shall fully vest.

4. Corporate Transaction.

(a) Unless otherwise set forth in an employment agreement or other written agreement between the Grantee and the Company, if a Corporate Transaction occurs and the Award remains outstanding after the Corporate Transaction (or is assumed by, or converted to a similar award with equivalent value as of the date of the Corporate Transaction of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the Grantee incurs an involuntary separation from Continuous Service by the Company or a Related Entity or successor other than for Cause upon or within 24 months following the Corporate Transaction and prior to the full vesting of the Units, the Units shall fully vest upon such involuntary separation.

(b) Subject to the terms of any employment agreement or other written agreement by and between the Grantee and the Company, or as set forth in Section 3(a) above, the provisions of the Plan applicable to a Corporate Transaction shall apply to the Units, and, in the event of a Corporate Transaction, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5. Delivery of Shares to Settle Vested Units. Vested Units shall be settled by delivering to the Grantee a number of Shares equal to the number of vested Units as soon as administratively practicable after the date on which the Units vest, provided that the Company may provide a reasonable delay in the issuance or delivery of the Shares to address tax withholding and other administrative matters and provided further that delivery of the Shares will occur no later than two and one-half months following the conclusion of the calendar year in which the vesting occurs. On such date, the Company will, at its election, either: (a) issue a certificate representing the Shares deliverable pursuant to this Agreement; or (b) not issue any certificate representing the Shares deliverable pursuant to this Agreement and instead document the Grantee’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Grantee’s name.

6. Capitalization Changes. The number of Units convertible to Shares subject to this Award may be adjusted from time to time by the Committee to account for changes in capitalization as described in Section 13 of the Plan.

7. Rights as a Stockholder. The Units represent a right to payment from the Company if the conditions of the Agreement are met and do not give the Grantee ownership of any Common Stock prior to delivery as provided in Section 5. The Grantee will not have any rights and/or privileges of a stockholder of the Company with respect to the Units prior to such delivery. If the Grantee becomes vested in Units, any Shares to which the Grantee becomes entitled will be delivered to the Grantee as provided in Section 5, and the Grantee will have full ownership of the Shares upon such delivery.

8. Non-Transferability of the Award. The Units and the right to payment under this Agreement are not transferable, may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of except as provided in the Plan. Any purported transfer of the Units or the right to payment under this Agreement not in compliance with the preceding sentence is null and void and will not be given effect.

9. No Right to Continuous Service. The Award is not an employment or service contract, and nothing this Agreement confers or will be construed as conferring upon the Grantee any right to continue in the employment or service of the Company, or as interfering with or restricting in any way the right of either party to terminate such employment or service at any time.

10. Tax Consequences. The Grantee acknowledges that the Grantee understands the federal, state, and local tax consequences of the Award and the issuance, vesting, forfeiture, and delivery provisions hereof relating to the Units. The Grantee will rely solely on the advice of the Grantee’s own tax advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) will be responsible for the Grantee’s own tax liability that may arise as a result of the Award or the transactions contemplated by this Agreement.

11. Withholding Obligations. The Grantee understands that, at the time that the Grantee becomes vested and/or receives payment for any Units (including through the delivery of Shares), the Company may be required to withhold federal, state and local income and employment taxes. At the time of vesting, or at or before the time the Grantee receives a distribution of the Shares underlying the Units, or at any time thereafter as requested by the Company, the Grantee hereby authorizes the Company to satisfy any required withholding to satisfy federal, state, local, payroll, and foreign tax withholding obligations of the Company or any Related Entity that arise in connection with the Units (the “Withholding Taxes”). Notwithstanding any other provision of this Section, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Units by any of the following means or by a combination of such means: (a) withholding from any compensation otherwise payable to the Grantee by the Company or any Related Entity; (b) causing the Grantee to tender a cash payment; or (c) withholding Shares from the Shares issued or otherwise issuable to the Grantee in connection with the Units with a Fair Market Value (measured as of the date the Withholding Taxes are to be determined) equal to the amount required to be withheld, based on a tax rate not in excess of the maximum federal, state, local and foreign marginal income tax rates applicable to the Grantee. The Grantee understands that all matters with respect to the total amount of Withholding Taxes in respect of such compensation or income will be determined by the Committee in its reasonable discretion. The Grantee further understands that, although the Company or any Related Entity may pay withheld amounts to the applicable taxing authorities, the Grantee is responsible for payment of all taxes due as a result of compensation arising under the Agreement. If the Grantee is subject to Section 16 of the Securities Exchange Act, any surrender of previously owned Shares to satisfy Withholding Taxes arising upon exercise of this Award must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

12. Data Privacy. The Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee acknowledges that the Company holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of this Award or any other entitlement to shares of stock awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). The Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Company may elect to deposit any Shares acquired upon settlement of the vested Units in accordance with the Plan and Applicable Laws.

13. Notices. Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (a) the date of personal delivery, or (b) three days after the date of deposit in the United States Mail by registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Company to the Company’s Chief Executive Officer at the Company’s primary business address and in the case of the Grantee to the most recent address shown in the Company’s records.

14. Incorporation of the Plan; Entire Agreement; Modification. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control. This Agreement (including the Plan) sets forth all of the promises, agreements, conditions and understandings between the parties hereto with respect to the Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Award other than as set forth therein or herein. This Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to Units granted under this Award. Except as provided by the Plan, no modification, amendment or waiver of any of the provisions of this Agreement will be effective unless approved in writing by both parties.

15. Choice of Law; Policies. The interpretation, performance and enforcement of this Agreement will be governed by the law of the State of Delaware without regard to the conflicts of laws rules of any jurisdiction. This Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with Applicable Laws.

16. Miscellaneous.

(a) The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(c) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(d) The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) The Grantee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(f) The Grantee acknowledges and agrees that the Grantee (i) has reviewed this Agreement and the Plan in their entirety; (ii) fully understands the provisions of each such document; and (iii) has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award.

(g) This Agreement will be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(i) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

17. Application of Section 409A of the Code.

(a) The parties intend that the delivery of Shares in respect of the Units provided under this Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) (or any other applicable exemption), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the delivery of Shares in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. In such case, distributions made under this Agreement may only be made in a manner and upon an event permitted by Section 409A.

(b) The parties further intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment.

(c) To the extent that (i) one or more of the payments received or to be received by the Grantee pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (ii) the Grantee is a “specified employee” within the meaning of Section 409A as determined by the Committee, then solely to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A, the commencement of any payments under this Agreement will be deferred until the date that is six months and one day following the Grantee’s termination of Continuous Service (or, if earlier, the date of death of the Grantee) and will instead be paid on the date that immediately follows the end of such period (or death) or as soon as administratively practicable within thirty (30) days thereafter.

(d) To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by Applicable Law. The Company makes no representations to the Grantee regarding the compliance of this Agreement or the Units with Section 409A, and the Grantee is solely responsible for the payment of any taxes or penalties arising under Section 409A(a)(1), or any state law of similar effect, with respect to the grant or vesting of the Units or the delivery of the Shares subject to this Award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant.

GRANTEE:	COMPANY:

CORMEDIX INC.

By:
Name: Dr. Matt David	Name:
Title:

[Signature Page to Restricted Stock Unit Award Agreement]